Exhibit 10.17

Noble - Confidential Document – EXECUTION  COPY

* Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

ETHANOL PURCHASE AND SALE AGREEMENT

This Ethanol Purchase and Sale Agreement (this “Agreement”) dated this 12 day of December 2007.

BETWEEN:

NOBLE AMERICAS CORP., a Delaware Corporation, having its offices in the City of Stamford, Connecticut (hereinafter referred to as “Noble” or “Purchaser”),

- and -

UNITED WISCONSIN GRAIN PRODUCERS a limited liability company having its principal place of business at W1231 Tessmann Drive, Friesland, in the County of Columbia, State of Wisconsin (hereinafter referred to as “Seller” or “Producer”).

RECITALS:

Producer owns and operates a Ethanol production facility in Friesland, Wisconsin..

Purchaser wishes to enter into an agreement with Producer to purchase from Producer the Ethanol produced by such facility.

Purchaser intends to sell all the Ethanol which Purchaser purchases from Producer hereunder.

Producer has agreed to sell to Purchaser and Purchaser has agreed to buy from Producer all of the Ethanol to be produced from such facility on the following terms and conditions.

NOW THEREFORE, this Agreement witnesses that, in consideration of the promises and mutual covenants and conditions contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1           Definitions.  In this Agreement, including the recitals, the following words and terms shall have the following meanings ascribed thereto:

(a)           “Affiliate” of a specified person shall mean a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. A person will be deemed in “control” for purposes of the foregoing if inter alia the person is the beneficial owner, directly or indirectly, of more than ten percent of any class of voting securities of the person specified.

(b)           “ Agreement” means this Ethanol Purchase and Sale Agreement.

(c)           “ Alternative Supply Arrangements” shall have the meaning set forth in   Section    13..3.

(d)           “Commencement Date” means the date of this Agreement.

(e)           “Date of First Delivery” means that date after the date of execution of this Agreement when    Ethanol meeting the specifications set forth in Articles IV and VI is first made available for delivery on  a commercial scale  to Purchaser from the Plant.

(f)            Delivery Point” means the place of loading of the Ethanol onto rail cars or trucks at  the Plant .

(g)           “Ethanol” means the clear liquid produced for use as a motor fuel additive made from fermented grain being approximately 200 proof alcohol produced by Producer at the Plant as described in Article VI.

(h)           “Fee” means the marketing and distribution fee payable as set forth in Section 7.4 hereof and Schedule B hereto.

(i)            “Force Majeure” shall have the meaning set forth in Section 13.2.

(j)            “Gallon” means one U.S. gallon of Ethanol at 60 degrees Fahrenheit.

(k)           “Initial Period” means a period of Two (2) years from the Date of First Delivery.

(l)            “Plant” means the Ethanol production plant with a nameplate production capacity of approximately Fifty Two Million (52) million Gallons of Ethanol per annum and associated co-products to be located at , Freisland, WI.

(m)          “Prime Commercial Lending Rate” means the rate of interest most recently published from time to time in the Money Rate Table of the “Wall Street Journal” as the prime annual rate of interest or such other successor or alternative publication or table as the parties may mutually agree if this publication ceases to exist.

(n)           “Product” means Ethanol as defined in Section 1.1 (g) above.

(o)           “Purchase Price” is defined in Section 7.1(a).

(p)           “Sale Price” is defined in Section 7.1.

(q)           “Taxes” is defined in Section 7.8.

(r)            “Total Annual Plant Production” means the entire production of Ethanol from the Plant.

(s)           [*]

1.2           Headings.  The division of this Agreement into Articles, Sections, Paragraphs and Clauses or any other divisions and the inclusion of the various headings, is for convenience of reference only and shall not affect the interpretation or construction hereof.

1.3           Interpretation.  Whenever the singular or masculine or neuter is used in this Agreement the same shall be construed as meaning plural or feminine or body politic or corporate and vice versa where the context or the parties hereto so require.

1.4           Hereof, etc.  Reference to “Articles”, “Sections”, “Paragraphs” or “Clauses” are references to the Articles, Sections, Subsections, Paragraphs and Clauses of this Agreement.  Words such as “hereunder”, “hereto” and “herein” and similar expressions shall refer to the whole of this Agreement and not to any particular Article, Section or Paragraph hereof.

1.5           Currency.  All references to “dollars” or “$” in this Agreement shall be references to amounts expressed in United States currency.  All calculations of monetary sums to be hereunder shall be made in United States currency.

1.6           Schedules.  Schedules A and  B  attached to this Agreement, as they may be amended and revised from time to time, shall constitute part of, and shall be included in, this Agreement.

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

ARTICLE II

DATE OF FIRST DELIVERY

2.1           Producer advises it is currently producing Ethanol on a commercial scale meeting the specifications set forth in Articles IV and VI hereof. Producer’s obligation to supply such Ethanol to Purchaser and  Purchaser’s obligation to purchase same shall arise upon the execution of this Agreement by the Parties. In order to carry out the foregoing obligations,   Purchaser shall nominate to  Producer  the quantity and potential date(s) for first delivery of Ethanol  hereunder covering a range of seven (7) consecutive days.  Upon acceptance of such nomination by Producer, Purchaser shall schedule with Producer the  Date of First Delivery which shall be a day within such date range.  Producer shall be responsible for making delivery, and Purchaser shall be responsible for taking delivery, of such Ethanol  on such Date of First Delivery..

2.2           Production Estimates..  After such  Date of First Delivery, Producer shall monthly provide to Purchaser by the 20th of each month, an estimate of daily production for the following six (6) month period beginning the first full  month following the date of the last estimate.  Producer shall promptly notify Purchaser of any known adjustments to the production schedule that is then in effect.

2.3.          Denaturant Supply. Upon the mutual written agreement of Producer and Purchaser, Producer and Purchaser will enter into a separate denaturant supply agreement with mutually agreed upon terms.

ARTICLE III

TERM

3.1           Term. Subject to the conditions hereof, this Agreement shall be effective for the Initial Period and with automatic renewal(s) thereafter for additional period(s) of two (2) years each (the “Additional Term(s)”) unless either party gives written notice of termination to the other party at least one hundred and eighty (180) calendar days prior to the end of the Initial Period or of any Additional Term in which case this Agreement shall terminate at the end of such Initial Period or Additional Term (except that as to any sales obligations existing on the date of such notice, this Agreement shall terminate upon the termination and discharge of such obligations).

3.2           Termination by Bankruptcy. In the event that Purchaser becomes insolvent or suffers the filing of a petition of bankruptcy, executes an assignment for the benefit of creditors, or becomes the subject of any insolvency proceeding of any nature, then, in such event, and in addition to any other rights and remedies Producer may have, Producer shall have the right to immediately terminate this Agreement by written notice.  In the event that Producer becomes insolvent or suffers the filing of a petition of bankruptcy, executes an assignment for the benefit of creditors, or becomes the subject of any insolvency proceeding of any nature, then, in such event, and in addition to any other rights and remedies it may have, Purchaser shall have the right to immediately terminate this Agreement by written notice.

3.3           Commencement of Obligations. The obligations under this Agreement  shall arise   upon the  date of execution of this Agreement.

3.4           Railroad Tank Car Leases.  Subject to the conditions hereof, in all cases of termination or non-renewal of this Agreement as provided above, to the extent  Purchaser shall have leased railroad tank cars to transport Product from  the Plant pursuant to Section 8.1 of this Agreement (which Purchaser may only do with the written consent of Producer)  such cars will continue to be provided by the Purchaser, and utilized by the Producer, with Producer’s paying to Purchaser an amount equal to Purchaser’s actual incurred third party costs relating thereto, including, without limitation, Purchaser’s railcar leasing costs and related third party costs and expenses, plus [*], until the expiration of such  lease(s). Purchaser will also endeavor, but only with Producer’s consent, to obtain the agreement of its railcar lessor(s) to a novation or assignment of such railcar leases directly to Producer so as to release Purchaser from any further obligations thereunder.  In such latter event, Producer shall have no further obligation to utilize railcars provided by Purchaser and Purchaser shall have no further obligation to provide railcars to Producer as set forth above.  Any railcar leases entered into with the approval of Producer shall be a financial obligation of the Producer for the term of the railcar lease and said obligation will remain in effect regardless of the status of this agreement.

In all cases of termination of this Agreement whether by Purchaser or Producer, except if termination is due to any of the events referred to in Clause 3.2, or in case of material default of any of Purchaser’s obligations hereunder (as determined by  final and non-appealable judgment of a court of competent jurisdiction), Producer shall be obligated to honor all third-party sales commitments that Purchaser shall have entered into if they are within the target NP ( as defined in Section 7.5) previously approved by Producer [*]. Purchaser shall be paid its Marketing and Distribution Fee on such sales as provided in Section 7.4 of this Agreement.

ARTICLE IV

PURCHASE, DELIVERY AND MARKETING OBLIGATIONS

4.1           [*]

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.2           Delivery. Purchaser shall be given access to the truck loading facilities at any time during normal business hours, upon reasonable prior notice, to perform its duties hereunder. Purchaser will provide Producer with delivery schedules based on Purchaser’s established Product resale agreements. Producer shall handle and supervise the loading and dispatch of Ethanol, prepare and distribute delivery documentation and generally be responsible for all matters ancillary to such matters.  . Producer shall supply all equipment necessary to load rail cars or trucks at the Plant without charge to Purchaser. Producer shall instruct all   truck vehicle operators in the rules and regulations of Producer, which rules and regulations shall include inter alia requirements for such truck vehicle operators to inspect each of their transportation vehicles prior to loading at the Plant to ensure that such vehicles are clean and suitable for maintaining product integrity without contamination or spilling. Producer shall provide Purchaser with copies of such rules and regulations in advance of loading so that Purchaser can contractually require such truck vehicle operators to abide by such rules and regulations in loading and upon receipt thereof. Purchaser shall contractually require such truck vehicle operators to abide by same. Producer will oversee such loading to ensure that such rules and regulations are complied with..

4.3           Exclusivity . Purchaser shall have the exclusive right to purchase the Total Annual Plant Production from Producer; provided however that in the event that Producer’s  Ethanol storage capacity at the Plant shall be within three days (i.e. 500,000 gallons) of being exceeded, Producer shall immediately provide Purchaser with at least twenty-four hours prior written notice thereof. In the event that Purchase shall not commence taking delivery of such amount of such Total Annual Plant Production which is in excess of such aggregate storage capacity (the “Tank Top Amount”) within twenty-four (24)  hours  of   receipt of such notice Producer  shall have the right to sell such Tank Top Amount directly to its own customers until such Tank Top Amount has been removed from such storage. Purchaser shall have no right to such Tank Top Amount or any marketing fee with respect thereto; all  subject to Purchaser’s right to obtain delivery of Ethanol with which to  supply  all sales contracts previously  agreed upon by Purchaser with its customer consistent with target NP previously approved by Producer and/or the Marketing Committee.

4.4.          Increase in Production. In the event that Producer shall intend to increase the production level of the Plant through expansion of the Plant, Producer will give Purchaser not less than two (2) months’ prior written notice of its intention to increase production levels in excess of the existing Total Annual Plant Production by reason of such expansion. Purchaser shall have an option, exercisable by written notification to Producer of Purchaser’s intention given within one (1) month from the date of receipt of the notice of such intended increase of Total Annual Plant Production, to contract for the purchase of the incremental production on the same terms and conditions as this Agreement.    Producer shall not be obligated to give Purchaser such notice where such increase in the production level of the Plant shall not exceed twenty (20) percent in excess of nameplate capacity

4.5           [intentionally deleted.]

4.6           [*]

4.7           [*]

4.8           Marketing Plan.  Upon Producer’s request, Purchaser shall submit to Producer for approval an annual Marketing Plan, which approval shall not be unreasonably withheld. Such Marketing  Plan shall include inter alia:

a.             A preliminary schedule of quantities of the Product to be lifted by the Purchaser and its geographical allocation;

b.             Projected prices and target NP for per each market area,

c.             Projected costs for transportation from Plant to each market area;,

d.             The calculated net Product prices FOB Plant.

4.9           [*]

4.10         Sales and Marketing. .. Working within the framework of the Marketing Committee, and subject to its decisions, the Purchaser retains sole responsibility for the sales and marketing of the Plant’s Ethanol output in accordance with the terms of this Agreement.  In order to fulfill this responsibility, the Purchaser shall have the right, at its sole discretion, to enter into sales agreements for sales of Product which are consistent with target NP previously approved by the Producer and/or the Marketing Committee as set forth under Sections 4.1, 4.6, 4.7 and 4.8   above.

ARTICLE V

QUANTITY

5.1           Quantity. Delivery and receipt of Product hereunder shall take place at the Delivery Point at uniform weekly rates, as nearly as practicable, after taking into account interruptions in production caused by maintenance and planned turnarounds, such that the Ethanol delivered in any one month shall approximately equal one twelfth (1/12th) of the Total Annual Plant Production.  Purchaser shall be obligated to take delivery of, and to pay for in accordance with Article VII, all quantities of Ethanol tendered by Producer.  Nothing in this Agreement shall require Producer to operate the Plant in a manner that is inconsistent with prudent practices for a plant of this nature.

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

5.2           Method of Measurement. The quantity of Ethanol delivered to Purchaser from the Plant shall be established by outbound meter tickets or per certified scale expressed in net temperature-corrected Gallons in accordance with standards commonly used within the industry in the United States of America.   The meter and/or scale tickets shall be obtained from meters/scales which are certified as of the time of loading and which comply with all applicable laws, rules and regulations.  The outbound meter and/or scale tickets shall be determinative in the absence of fraud or manifest error of the quantity of Ethanol for which Purchaser is obligated to pay pursuant to Article VII.

ARTICLE VI

QUALITY

6. 1          Quality. Producer represents and warrants to Purchaser that all Ethanol delivered by Producer to Purchaser hereunder shall be merchantable and shall meet the specifications set forth in Schedule A hereto at the time of delivery of such Ethanol by Producer to Purchaser.  Should any government entity require a change in the specifications set forth in Schedule A, such specifications shall be changed accordingly. Should any customer require a change in the specifications set forth in Schedule A, the Purchaser and Producer shall evaluate the impact of changing or not changing the specifications set forth in Schedule A and shall consider any capital costs that may be necessary to implement such action in the light thereof If Producer shall consent in writing in its sole discretion to such customer requests then Producer shall implement such change. .

6.2           Insurance. Producer shall purchase and maintain a minimum of five million dollars ($5,000,000) of product and commercial general liability insurance and cause Purchaser to be designated as loss payee or additional insured as their interests may appear, with waiver of subrogation by the insurer against Purchaser.  Producer shall further arrange and maintain employer’s liability insurance meeting all statutory requirements.  In each case Producer shall provide to Purchaser a copy of the cover notes of insurance evidencing the existence of the required insurance.  Purchaser shall purchase and maintain a minimum of five million dollars ($5,000,000) of product and commercial general liability insurance and cause Producer to be designated as a loss payee or additional insured as their interests may appear, with waiver of subrogation by the insurer against Producer.  Purchaser shall further arrange and maintain employer’s liability insurance meeting all statutory requirements.  In each case Purchaser shall provide to Producer a copy of the cover notes of insurance evidencing the existence of the required insurance.

6.3           Quality Claims. Producer warrants that the quality of Ethanol delivered into the transportation vehicles conforms to the specifications attached as Schedule A.  Producer shall not be required to sell or deliver, and Purchaser shall not be required to purchase or take delivery, of Ethanol that does not meet such specifications without the prior written mutual consent of Producer and Purchaser.  In the event Ethanol does not meet the standards set forth in

Schedule A when delivered by Producer to the transportation vehicles or upon receipt by Purchaser’s third party customer and quality claims arise as a result thereof, such quality claims will be administered by Purchaser upon notice to  Producer.  Such claims shall be solely for Producer’s account, and Purchaser shall not be responsible in any manner whatsoever for such claims. Notwithstanding the above, Producer shall not be responsible for the quality of any Ethanol which is transloaded (i.e. unloaded and reloaded into a transportation vehicle ) prior to its delivery to the third party customer.

6.4           In the event of any question or disagreement regarding the grade or quality of any Ethanol sold by Producer to Purchaser, such Ethanol shall be submitted for testing to a mutually acceptable neutral, independent and unrelated inspector (who shall be selected by mutual agreement of Producer and Purchaser with the costs of same being shared equally between them.) The decision of such inspector and any certificates of quantity and/or quality issued by such inspector shall be final and binding in the absence of fraud and/or manifest error.

6.5           Samples. Producer agrees to maintain original sealed numbered samples of all Ethanol (i) for railcars, after loading of such Ethanol into railcars and before such railcars  leave the Delivery Point and (ii)otherwise , while in the storage tanks and prior to loading into trucks .  Producer will label these samples to indicate date of shipment and rail car number will be included as applicable.  Producer will retain these samples for three  (3) months and shall send such samples as may be requested to Purchaser immediately upon Purchaser’s request.

6.6           On-Site Lab. Producer agrees to maintain a fully staffed and equipped laboratory on the plant site capable of producing correct certificate of analysis in a timely basis for all deliveries. The certificates of analysis will meet all customer and government requirements.

ARTICLE VII

PRICE

7.1           [*]

7.2           [*]

7.3           [*]

7.4           [*]

7.5           [*]

7.6           [*]

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

7.7           Taxes. Producer shall pay or cause to be paid all valid levies, assessments, duties, rates and taxes (together “Taxes”) on Ethanol delivered hereunder.   Where any Taxes are included in the Sales Price payable by Purchaser or by any third-party customer, Purchaser’s  Purchase Price hereunder shall be reduced by the value of such Taxes; provided that the amount of any such Taxes included in the Sale Price shall not be included in the calculation of NP under Section 7.5 above.

ARTICLE VIII

TRANSPORTATION

8.1           Transportation. Purchaser agrees to diligently pursue, secure and maintain all necessary agreements, permits and governmental approvals to transport the Ethanol from the Delivery Point.  Purchaser shall be solely responsible for the arrangement of transportation, which shall be by truck unless otherwise mutually agreed in writing by Producer and Purchaser.  Purchaser shall not lease any railcars for the removal and delivery of the Plant’s Ethanol production unless mutually agreed in writing by Producer and Purchaser.

8.2           Subject to  any target NP or any other limitations or restrictions as may be established by the Marketing Committee and/or Producer from time to time, Purchaser shall endeavor to obtain the best prices in respect of such transportation on the same terms and conditions available at that time such that Producer may achieve the best net price reasonably available after payment for Transportation Costs in accordance with Article VII hereof; it being understood and agreed by the Parties that such NP and/or other  limitations or restrictions as aforesaid may  impact   the  prices obtainable by  Purchaser hereunder.

ARTICLE IX

STORAGE

9.1           Storage Requirements. Producer shall at all times provide storage (finished product tankage) at the Plant for Ethanol, in an amount of  1,200,000 gallons  (i.e seven days production) at any one time, at no cost to Purchaser

9.2           Outside Storage. The parties may determine, as part of the Marketing Plan, or as otherwise decided and agreed by both Producer and Purchaser ,that it  is in the best interest of Producer to maintain storage at a offsite location in addition to the storage at the Producer’s  Facility, (“Third Party Storage”) and, in such case, Purchaser  shall arrange for such Third Party Storage as well as transportation to such Third Party Storage with all cost deemed to be Transportation Costs under Section 7.3 above and shall be deducted from the Sales Price for  Product sales out of  such storage as provided under Article VII above. Costs for such outside storage including transportation of product, inspections, taxes including inventory taxes (if any), port fees and any other cost associated with maintaining Producers position in such storage shall be for Producers account and will be billed to and paid by Producer as they are incurred.

ARTICLE X

PAYMENTS

10.1         Payment Terms.  Purchaser shall pay to Producer the Purchase Price for each Gallon of Ethanol delivered to Purchaser’s customer hereunder by direct wire transfer or electronic transfer to Producer’s designated bank account.  Unless otherwise agreed between Producer and Purchaser, Purchaser will attempt to make all payments hereunder as soon as possible after receipt of payment by Purchaser from its customers  but in no event later than within  three  (3) business days after such receipt of payment. [*] Purchaser shall conduct prior credit review of its customers hereunder and shall grant prior credit approval for all such customers found by it to be creditworthy by it in its sole discretion.  All risk of and liability for nonpayment or delayed payment by such customer(s) for which Purchaser shall have conducted prior credit review and shall have found to be creditworthy  shall be for the account of Purchaser. Purchaser shall diligently pursue its customers for payment within the time provided for payment in Purchaser’s payment terms. Past due payments that exceed the Purchaser’s payment terms with its third party customer(s) for a period in excess of fourteen (14) days shall be considered delinquent and payable by Purchaser to Producer. Upon request, Purchaser shall provide to Producer information indicating Purchaser’s payment terms with its customers.

If the above time of payment shall become unfair in that either party shall suffer and be able to demonstrate hardship thereby as a result of unforeseen circumstances over which such party shall have no control and which occur after the date of this Agreement (other than those which can be imputed to the parties themselves or to companies of their respective group) then the party so affected shall provide evidence thereof to the other party and shall ask for and receive timely review of such time of payment so as to establish new payment terms that  are fair and equitable to both parties.

In the case where a dispute may arise as to the amount due in a transaction by either Producer or Purchaser the party from whom such amount shall be due or alleged to be due shall not to hold up payment of the entire transaction but must make prompt and timely payment of the undisputed portion. The disputed portion shall be paid into escrow subject to resolution by the parties in good faith or, if the parties cannot resolve the issue, in accordance with the terms of this Agreement.

10.2         Fee.  Producer shall pay to Purchaser, as a marketing/distribution fee for its services, the Marketing Fee in the amounts set forth in Section 7.4 above and in Schedule B hereto.  Such Marketing Fee will be paid through deductions by Purchaser from remittances to Producer hereunder.

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

10.3         Interest.  If either party fails to pay all or any portion of the amount owing by it when due, such unpaid amount will bear interest at a rate equal to one (1) percent per annum above the Prime Commercial Lending Rate calculated daily from the date such amount is due hereunder until the date it is actually paid.  Upon failure of a party to pay the unpaid amount, including interest thereon within ten (10) calendar days after the due date set out in this Agreement, the party to whom sums are due may upon giving five (5) business days’ notice suspend in whole or in part its delivery or acceptance of Ethanol (as the case may be) hereunder until such outstanding amount has been paid in full.

10.4         Audit. Any payment made pursuant to this Article X will not preclude a party from subsequently auditing the accounts of the other as permitted in this Agreement.

ARTICLE XI

TITLE AND RISK OF LOSS

11.1         Title and Risk of Loss. Delivery shall be deemed to occur when the Ethanol is delivered FOB transportation vehicles at their inlet flange.  Title and risk of loss or damage shall only pass from Producer to Purchaser upon such delivery.  Until such time, Producer shall be deemed to be in control of and in possession of and shall have title to and risk in the Ethanol.

11.2         No Liability. Purchaser will have no responsibility or liability with respect to any Ethanol deliverable under this Agreement until it is delivered to Purchaser as described in Section 11.1.  Subject  to Section 6.3, Producer will have no responsibility or liability with respect to such Ethanol after its delivery to Purchaser, as described in Section11.1 or on account of anything which may be done or happen to arise with respect to such Ethanol after such delivery, unless as a result of matters affecting the Ethanol quality prior to such delivery.

ARTICLE XII
REPRESENTATIONS, COVENANTS AND WARRANTIES

12.1         Producer’s Representations, Warranties and Covenants.  Producer represents and warrants to Purchaser, as of the date hereof and covenants to Purchaser at all times during the term of this Agreement, as follows and acknowledges that Purchaser is relying upon such representations, warranties and covenants in connection with the purchase of Ethanol hereunder:

(a)           Producer has title to all Ethanol delivered hereunder, it has the right to sell the same to Purchaser, and the Ethanol is free from any liens or encumbrances at the time of delivery to Purchaser;

                PROVIDED THAT EXCEPT AS PROVIDED IN THIS SECTION 12.1(a) AND AS PROVIDED IN ARTICLE VI WITH RESPECT TO THE QUALITY OF ETHANOL TO BE DELIVERED, THERE ARE NO  OTHER WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF

MERCHANTABILITY OR FITNESS FOR AN EXPRESS PURPOSE EXCEPT THAT THE ETHANOL WILL CONFORM WITH THE SPECIFICATIONS SET FORTH IN SCHEDULE “A”, AS MAY BE AMENDED FROM TIME TO TIME BY WRITTEN AGREEMENT BETWEEN THE PARTIES, TO THIS AGREEMENT.

(b)           Producer covenants that it shall procure and maintain in force all licenses, consents and approvals required for its operation of the Plant and manufacture and sale to Purchaser of the Ethanol under this Agreement and shall be solely responsible for and indemnify Purchaser against any costs, liabilities or fines arising out of Producer’s failure to comply with any applicable requirements of such licenses, consents and approvals;

(c)           Producer covenants that it will maintain accurate and complete production and delivery records in a prudent and businesslike manner in accordance with sound commercial practices in respect of Ethanol produced by Producer hereunder;

(d)           Producer covenants that it will provide Purchaser with a minimum of sixty (60) days prior written notice of any actual or anticipated production downtime or disruption to Ethanol availability; provided however that in the event of  any unexpected downtime or disruption in Ethanol production at the  Plant, Producer shall give Purchaser prompt notice of  same by telephone as soon as reasonably possible, together with an advice as to then existing finished Product inventory at the Plant, promptly followed by written confirmation of same by email or fax.

(e)           Producer represents it is a U.S. entity for purposes of state and federal income and excise taxes.

12.2         Purchaser’ Representations, Warranties and Covenants.  Purchaser represents and warrants to Producer, as of the date hereof and covenants to Producer at all times during the term of this Agreement, as follows and acknowledges that Producer is relying upon such representations, warranties and covenants in connection with the sale of Ethanol hereunder.

(a)           This Agreement has been duly and validly executed and delivered by Purchaser; this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except to the extent its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity.

(b)           Purchaser covenants that it will maintain or cause to be maintained accurate and complete records in a prudent and businesslike manner in accordance with sound commercial practices, of the selling prices described in Article VII hereof and the associated transportation and other costs in respect of Ethanol purchased by Purchaser hereunder;

(c)           Purchaser is a U.S. entity for purposes of state and federal income and excise taxes;

(d)           Purchaser covenants that it will provide to Producer as soon as available each year a copy of the audited financial statements of Noble Group Limited; and

(e)           Purchaser covenants that it shall procure and maintain in force all licenses, consents and approvals required for its purchase from Producer and resale of Ethanol hereunder and all its other obligations under this Agreement except for those licenses for which Producer is responsible under Section12.1(b), and shall be solely responsible for and indemnify Producer against any costs, liabilities or fines arising out of Purchaser’ failure to comply with any applicable requirements of such licenses, consents and approvals.

ARTICLE XIII

FORCE MAJEURE

13.1         Force Majeure.  Subject to the other provisions of this Article, if either party is unable by reason of Force Majeure, as hereinafter described, to perform in whole or in part any obligation or covenant set forth hereunder, the obligations of both parties under this Agreement will be suspended or curtailed to the extent necessary for the period such Force Majeure condition continues.

13.2         Definition.  For the purposes of this Agreement, Force Majeure will include any event or circumstance arising or occurring beyond the reasonable control of Producer or Purchaser, including without limiting the generality of the foregoing:

(a)           Any acts of God, including, but without restricting the generality thereof, lightning, earthquakes, storms, epidemics, landslides, floods, fires, explosions or washouts;

(b)           Any strikes or other labor disputes of a regional or national character that are not limited to only employees of either party;

(c)           Any acts of the enemies of the state, sabotage, wars, blockades, insurrections, riots, civil disturbances, arrests or restraints;

(d)           Any freezing, explosions or craterings;

(e)           Any orders of any court or government authority, which physically limits the use, production or transportation of Ethanol;

(f)            Any acts or omissions (including failure to take Ethanol) of a transporter or carrier of Ethanol, which are caused by any event or occurrence of the nature described in this Section 13.2; and

(g)           Any other reasonable causes, whether of the kind herein enumerated or otherwise, not within the reasonable control of the party claiming suspension and which, by the exercise of due diligence, such party could not have prevented or is unable to overcome.

13.3         [*]

13.4         [*]

13.5         [*]

13.6         Exclusions.  Force Majeure shall not include failure caused by lack of funds or lack of market for Ethanol deliverable hereunder by Producer to Purchaser.

13.7         Claiming Relief.  A party claiming relief under this Article will not be entitled to the benefit of the provisions of Section13.1 hereof unless, as soon as reasonably possible after the happening of the occurrence relied upon as soon as possible after determining that the occurrence was in the nature of Force Majeure and would affect the claiming party’s ability to observe or perform any of its covenants or obligations hereunder, the party claiming suspension gives to the other party notice to the effect that such party is unable, by reason of Force Majeure, to perform the particular covenants or obligations.

13.8         Notice.  The party claiming suspension will give notice as soon as reasonably possible when the Force Majeure condition has or will be remedied to the effect that the same has been remedied and that such party has resumed, or is then in a position to resume, the performance of the suspended covenants or obligations.

ARTICLE XIV

LIABILITY AND INDEMNIFICATION

14.1         Damages.  Each Party shall be entitled to all direct damages and other rights and remedies available at law or in equity, except as may be provided otherwise in this Agreement, upon the default or other failure to perform of the other Party

14.2         Limitation of Liability.  In no event shall Purchaser or Producer be liable to any  other party hereunder for any indirect, consequential, punitive or special damages, loss of business expectations, business interruptions, lost profits, or any damage to third parties arising in any way out of this Agreement or any breach thereof;

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

14.3         Indemnification.

(a)           Subject to Section 14.2 above, Purchaser agrees to indemnify, save and hold Producer harmless against and from any and all claims, damages, losses, liabilities for  death or bodily injury to any person or for the destruction or damage to any property and expenses (including, without limitation, reasonable attorneys’ fees) arising from any willful misconduct or grossly negligent acts, errors and omissions of Purchaser, its agents, contractors, servants, employees, customers, or invitees in or about the Plant.

(b)           Subject to Section 14.2 above, Producer agrees to indemnify, save and hold Purchaser  harmless against and from any and all claims, damages, losses, liabilities for  death or bodily injury to any person or for the destruction or damage to any property and expenses (including, without limitation, reasonable attorneys’ fees) arising from any willful misconduct or grossly negligent acts, errors and omissions of Producer, its agents, contractors, servants, employees, customers, or invitees in or about the Plant.

ARTICLE XV

AUDIT RIGHTS

15.1         Records.  Each party will, establish and maintain at all times, true and accurate books, records and accounts in accordance with generally accepted accounting principles applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such party pursuant to this Agreement.

15.2         Audit.

(a)           During normal business hours upon five (5) business days’ prior written notice  each party shall have the right to audit such books, records and accounts of the other party, provided such right to audit shall be limited to two (2) calendar years following the completion of any sale or other transaction associated with this Agreement.

(b)           Subject to paragraph (a) of this Section, through the expiration of one (1) calendar year following the expiration or termination of this Agreement, each party shall have the right to have a third-party auditor, who will be a member of a national U.S. chartered accounting firm, audit on such party’s behalf the relevant accounts, books and records of the other party, to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement.

(c)           If any error is discovered hereunder, such error will be adjusted within seven (7) calendar days from the date of discovery, but no adjustment will be made for any error discovered more than two (2) calendar years after delivery and receipt of such statements.

(d)           If a material difference (defined as the greater of: (i) one (1) percent of  the aggregate GP for all sales of Product during the time period covered by the audit, or (ii) a net amount of U.S. Dollars five thousand (5,000) dollars on all sales of Product during the time period covered by the audit)  discovered by any audit and is documented in writing by a Certified Public Accountant, appointed by either party, the party  benefiting from such difference shall pay the cost of such audit as well as providing restitution of such difference.

The auditor shall conduct a full and impartial audit for the period involved. Both parties shall receive a copy of the audit report. If no such material difference is found the party initiating the audit shall pay the cost of the audit.

ARTICLE XVI

MISCELLANEOUS

16.1         Default.

(a)  Except as set forth under  Section 16.1 (e) below, if Purchaser commits or omits an act or occurrence which upon notice and/or the passage of time without cure may become an Event of Default under this Agreement then Producer shall give Purchaser written notice describing such default. If Producer commits or omits an act or occurrence which upon notice and/or the passage of time without cure may become an Event of Default under this Agreement, then Purchaser shall give Producer written notice describing such default.

(b)           Events of Default of Producer.  Unless the following acts or occurrences s are cured within thirty (30) days after the date of written notice from Purchaser as provided for in Section 16.1 (a), such acts or occurrences shall constitute Events of Default of Producer provided that, if any such act or occurrence cannot be cured within thirty (30) days of such notice with exercise of due diligence, and if Producer within such period submits to Purchaser a plan reasonably designed to correct the default within a reasonable additional period of time, then an Event of Default shall not exist unless and until Producer fails to pursue diligently such cure or fails to cure such default within the additional period of time specified by the plan or ninety (90) days, whichever occurs first.

(1)           Seller’s material breach of its material obligations under this Agreement, except to the extent Producer is excused pursuant to Article XIII or any other provision of this Agreement.

(2)           Producer’s dissolution or liquidation.

(3)           Producer’s assignment of this Agreement or any of its rights under this Agreement for the benefit of creditors, provided that the foregoing shall not be grounds for an Event of Default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by a trustee, assignee or receiver, who promptly provides adequate assurance and evidence reasonably satisfactory to Purchaser of the capacity to continue Producer’s  obligations under this Agreement.

(4)           The Producer’s filing of a petition for, or other commencement, authorization or acquiescence in the commencement of, a proceeding or cause under any bankruptcy or similar law for the protection of creditors.

(5)           The filing of a case in bankruptcy or any proceeding under any other insolvency law against Producer as debtor, which case is not vacated within forty-five (45) days of filing, provided, however, that the foregoing shall not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by an assignee who promptly provides adequate assurance and evidence reasonably satisfactory to Purchaser of the capacity to perform Producer’s obligations under this Agreement.

(6)           Producer’s assignment of this Agreement without Purchaser’s  consent to the extent required by this Agreement.

(7)           An Event of Default of Producer shall exist and be continuing under the Lease.

(8)           The Facility shall be unavailable for the production of Ethanol during all or part of ninety (90) days, whether or not consecutive, during any consecutive three hundred sixty-five (365) day period; provided, however, upon notice thereof as set forth hereinabove, such default shall be deemed to be cured if the cause of such unavailability is eliminated or otherwise cured within the periods following such notice set forth hereinabove in this Section 16.1.

(9)           Abandonment of the Facility by Producer after the Commencement Date.

(d)           Events of Default of Purchaser.   Unless the following acts or occurrences are cured within thirty (30) days after the date of written notice from Producer as provided for in Section 16.1 (a) such acts or occurrences shall constitute Events of Default of Purchaser; provided that, if any such act or occurrence cannot be cured within thirty (30) days with exercise of due diligence, and if Purchaser within such period submits to Producer a plan reasonably designed to correct the default within a reasonable additional period of time, then an Event of Default shall not exist unless and until Purchaser fails to pursue diligently such cure or fails to cure such default within the additional period of time specified by the plan or ninety (90) days, whichever occurs first:

(1)           Purchaser’s general assignment of this Agreement or any of its rights hereunder and its interests in the Site for the benefit of its creditors, provided that, the foregoing shall not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by a creditworthy trustee, assignee or receiver.

(2)           Purchaser’s entry into bankruptcy or insolvency proceedings under any bankruptcy or insolvency law as debtor; provided that the foregoing shall not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by a creditworthy assignee, receiver or trustee.

(3)           Purchaser’s assignment of this Agreement or any of its rights under the Agreement without obtaining Seller’s prior written consent to the extent required under this Agreement; provided in no event, however, will any assignment by Purchaser of this Agreement to an Affiliate or to any bank or other financial institution providing Purchaser with financing be deemed a breach or failure of this provision.

(4)           Except for failures provided for in the other subparagraphs of this Section 9.3, Purchaser’s material breach of any material obligation of Purchaser under this Agreement, unless such failure is excused pursuant to Article XIII or any other provision of this Agreement.

(e)           In the event Purchaser shall fail to make any payment of any undisputed portion of any invoice or any other statement of amounts due hereunder within eleven (11) days after Purchaser’s receipt of such invoice or other statement, then Producer shall provide written notice thereof to Purchaser either by Certified Mail, Return Receipt Requested, or by email or by facsimile specifically acknowledged by Purchaser as having been received (which acknowledgment shall not be unreasonably withheld, conditioned or delayed.)  Purchaser’s failure to pay such undisputed portion within three business days after receipt of such notice from Producer shall be deemed to be an Event of Default not subject to any right to cure by Purchaser hereunder.

(f)            Termination.  If, in the absence of a timely cure in accordance with Section 16.1(b) or  Section 16.1(c), or any other provision of this Agreement, an Event of Default shall arise hereunder, the non-defaulting Party may, upon written notice to the other Party, terminate this Agreement.  Neither Party shall have the right to terminate this Agreement except as provided for upon the occurrence of an Event of Default as described above or as otherwise may be explicitly provided in this Agreement.

16.2         Non-Waiver of Future Default.  No waiver by either party of any default by the other party in the performance of any of the provisions of this Agreement will operate or be construed as a waiver of any other or future default or defaults, whether of a like or of a different character.

16.3         Assignment.  Neither party may assign this Agreement or any of its rights hereunder without the prior consent in writing of the other, which consent may not be unreasonably withheld or delayed; provided in no event, however, will any assignment by Purchaser of this Agreement to an Affiliate or to any bank or other financial institution providing Purchaser with financing be deemed a breach or failure of this provision. A change in composition of Purchaser or Producer will not be construed to be an assignment for the purposes of this Section 16.3.  Notwithstanding the foregoing, as security for its obligation to its bank lender or other institutional lender providing financing to either party (“Financing Entities”),  either party  may (with prior written notice to the other party ) assign this Agreement, with the right to cure defaults of the assigning party,  to its financing sources as they may require from time to time, and it is understood by the parties hereto that Producer, will, concurrently with or subsequent to the execution hereof, assign its rights hereunder to its  Financing Entities, as agent for certain of Producer’s financing sources (the “Agent”), and that the Agent or its assigns shall have the right to cure defaults of Producer hereunder.

16.4         Interpretation and Fair Construction of Contract.  This Agreement has been reviewed and approved by each of the parties. Producer and Purchaser have each participated in the negotiation of this Agreement, have proposed language incorporated within this Agreement, and have otherwise been instrumental in the drafting of this Agreement.  Each party has been represented by legal counsel in the negotiation and drafting of this Agreement, and has had ample opportunity to confer with that counsel.  Therefore, in the event that it should be determined that any provision of this Agreement is uncertain or ambiguous, the language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly construed for nor against any party.  The parties agree that the contract, and any of its provisions, shall not be construed against any party as its drafter.

16.5         Document.  Each party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

16.6         Time.  Time is of the essence with respect to the performance of each of the covenants and agreements herein set forth.

16.7         [intentionally omitted]

16.8         Inurement.  This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

16.9         Entire Agreement.  This Agreement constitutes the entire Agreement between the parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.

16.10       Notices.  Except as herein otherwise provided, each notice, request, demand, statement, report and bill which must or may be given pursuant hereto will be in writing and may be mailed by prepaid first class mail (or equivalent), delivered by hand or sent by telecopier to the address or number indicated below:

(a)   if to Producer:

UNITED WISCONSIN GRAIN PRODUCERS, LLC

P.O. Box 247, W 1231 Tessmann Drive

Friesland, WI  53935

Attention: Dan Wegner

Fax number: (920)348-5009

(b)   if to Purchaser:

NOBLE AMERICAS CORP.

333 Ludlow Street, Suite 1230

Stamford Harbor Park Stamford, CT 06902

Attention:  Ethanol Contract Administration

Fax number: (203) 326-6505

The date of receipt of each such notice, demand or other communication will be the date of delivery thereof if hand delivered, or, if given by mail as provided herein, will be deemed conclusively to be the fifth (5th) business day after the same is so mailed, except in the event of disruption of the postal service in which event the notice, demand or other communication will be deemed to be received only when actually received and, if sent by facsimile, be deemed to have been given or received on the first business day after it was so sent.  Either party hereto may at any time and from time to time notify the other party in writing as to the change of address and the new address to which notice shall be given to it thereafter until further changed.

16.11       Modification and Waiver.  This document may be amended through the mutual agreement of the parties for the purpose of satisfying requirements of the Financing Entities. All such modification of the terms and provisions hereof are to be only by the mutual agreement in writing signed by the parties.

16.12       Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York determined without reference to the principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

16.13       Compliance with Laws.  This Agreement and the respective obligations of the parties hereunder are subject to present and future valid laws and valid orders, rules and regulations of duly constituted authorities having jurisdiction.

16.14       Severability.  If any provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or enforceable any other provision of this Agreement.

16.15       Furnishing of Information.  The parties will, upon request and mutually agreement, provide such additional information as may be reasonably required to allow the parties to efficiently and effectively carry out their respective obligations hereunder and to determine and enforce individual or collective rights under this Agreement.

16.16       Cumulative Remedies.  Unless otherwise specifically provided herein, the rights, powers, and remedies of each of the parties provided herein are cumulative and the exercise of any right, power or remedy hereunder does not affect any other right, power or remedy that may be available to either party hereunder or otherwise at law or in equity.

16.17       Faithful Performance.  The parties shall faithfully perform and discharge their respective obligations under this Agreement and endeavor in good faith to negotiate and settle all matters arising during the performance of this Agreement not specifically provided for.

16.18       No Partnership.  This Agreement shall not create or be construed to create in any respect a partnership between the parties.

16.19       Costs.  Each of the parties hereto shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to in it and in carrying out the transactions contemplated hereby and thereby.

16.20       Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be  construed together and constituted one and the same instrument.

16.23       Survival.  All provisions of this Agreement which are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement shall remain in effect and be enforceable following such expiration.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

UNITED WISCONSIN GRAIN PRODUCERS, LLC

By:	/s/ Jeff Robertson
Name: Jeff Robertson
Title: CEO

NOBLE AMERICAS CORP.

By:

   /s/ Ted Robinson

Name: Ted Robinson

Title: EVP Clean Fuels

SCHEDULE A

To Ethanol Terms and Conditions

FUEL-GRADE ETHANOL

SPECIFICATIONS

(DENATURED)

Ethanol must meet or exceed all industry standards, including ASTM D.4806 specifications and Williams’ Pipeline specifications for E-Grade Denatured Fuel Ethanol.

TEST	NON-DETERGENT GRADE	METHOD OF TEST

Apparent Proof - 60°F	200 min. 203 max.	Hydrometer

Specific Gravity, 60/60°F	0.7870 – 0.7950	ASTM D-1298

Water, Mass Percent	0.50 nom. 0.80 max.	ASTM E-203

Ethanol Content, Volume Percent	92.5 min.	Gas Chromatography ASTM D-2/E-44 P170 Method, A or B

Methanol, (vol.%)	0.5 max.

Non-Volatile Matter, mg/100 mL	5 max.	ASTM D-1353

Chloride Ion Content, mg/L	32 max.	ASTM D-512, Meth. C Modified Note (1)

Copper Content, mg/kg	0.1 max.	ASTM D-1688, Meth. D Modified Note (2)

Acidity (as acetic acid CH3COOH), mass%	0.007 max.	ASTM D-1613

Appearance	Clear and Bright, visibly free of suspended and/or settled contaminants.	Visual

TEST	NON-DETERGENT GRADE	METHOD OF TEST

Color, Platinum – Cobalt	50.0 max.	ASTM D-1209

Hydrocarbon Denaturant gal/100 gal.	5.0 max. 2.0 min.	Gas Chromatography ASTM D-2/E-44 P170 Method, A or B Note (3)

PHe	6.5 min. 9.0 max	Williams test procedure (Pending ASTM approval)

Sulfur	10 ppm, max.

Sulfates	4.0 ppm, max.	ASTM 5827 & D 6174

(NOTES)

Note 1:       The modification of Test Method D-512, Procedure C, consists of using 5 mL of sample diluted with 20 mL of distilled water instead of the 25 mL sample specified in the standard procedure.  The volume of the sample prepared by this modification will be slightly more than 25 mL.  To allow for the dilution factor, report the chloride ion present in the Ethanol sample as 5 times that determined in the sample.

Note 2:       The modification of Test Method D-1688, Procedure D, consists of mixing reagent grade ethanol (which may be denatured according to BATF Formula 3A or 3O) in place of water as the solvent or dilutent for the preparation of reagents and standard solutions.  However, this must not be done to prepare the stock copper solution described in 39.1 of D-1688.  Because a violent reaction may occur between the acid and the ethanol, use water as specified in the acid solution part of the procedure to prepare the stock copper solution.  Use ethanol for the rinse and final dilution only.

Note 3:       The only denaturants used for Ethanol shall be unleaded gasoline or rubber hydrocarbon solvent at a minimum concentration of 2 parts by volume per 100

2

parts by volume.  Hydrocarbons, with an end boiling point higher than 437°F as determined by ASTM Method D-86, shall not be used.

Note 4:       All Ethanol will contain a minimum of one of the following corrosion inhibitors:

a)     20 pounds per 1,000 barrels of Octel America DCI-11,

b)    13 pounds per 1,000 barrels of Petrolite Tolad 3222, or

c)     20 pounds per 1,000 barrels of Nalco 5403.

d)    20 pounds per 1,000 barrels of Betz ACN 13

e)     20 pounds per 1,000 barrels of MidContinental MCC5011E

Note 5:      If at any time during the term of this Agreement the Petroleum Industry Fuel Standards or ASTM Specifications introduce any required tests for the detection of sulfates or otherwise modify specifications or standards for acceptable levels of sulfates or any other properties in ethanol, then compliance with such required testing and compliance with any such modified specifications or standards shall be incorporated into this Agreement and shall be binding upon the Producer and any Product sold hereunder

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SCHEDULE B

[*]

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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